UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

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of the Securities Exchange Act of 1934

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KIBUSH CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

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KIBUSH CAPITAL CORPORATION

5635 N. Scottsdale Road, Suite 170

Scottsdale, AZ 85250

NOTICE OF ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the voting power of the shareholders of Kibush Capital Corporation., a Nevada corporation (the “Company” “we,” “us,” or “our”), have approved the following action without a meeting of shareholders in accordance with Section 78.320 of the Nevada Revised Statutes:

The approval of an amendment to our articles of incorporation to increase our authorized shares of common stock from 500,000,000 to 975,000,000. The action will become effective on or about the 20th day after the definitive information statement is mailed to our shareholders.

Shareholders of record at the close of business on December 1, 2016 (the “Record Date”), are entitled to receive a copy of this information statement.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors of Kibush Capital Corporation

January 3, 2017	By:	/s/ Warren Sheppard
Warren Sheppard, CEO

KIBUSH CAPITAL CORPORATION

5635 N. Scottsdale Road, Suite 170

Scottsdale, AZ 85250

PRELIMINARY INFORMATION STATEMENT

Action by Written Consent of Shareholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of shareholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our shareholders of record on December 1, 2016 (the “Record Date”).

What action was taken by written consent?

We obtained shareholder consent for the approval of an amendment to our articles of incorporation to increase our authorized shares of common stock, par value $0.001 per share (the “Common Stock”), from 500,000,000 to 975,000,000.

How many shares of voting stock were outstanding on the Record Date?

On the Record Date, the date we received the consent of the holders of a majority of the voting power of our shareholders, there were 466,392,976 shares of Common Stock issued and outstanding, 3,000,0000 shares of Series A Preferred Stock issued and outstanding, and 5,000,000 shares of Series B Preferred Stock issued and outstanding.

What vote was obtained to approve the amendment to the articles of incorporation described in this information statement?

We obtained the approval of the holders of 67,001,702 shares of Common Stock, or approximately 6.5% of the voting power of our shareholders. In addition, we obtained the approval of the holders of all 5,000,000 issued and outstanding shares of our Series B Preferred Stock, or approximately 49.0% of the voting power of our shareholders. As a result, we obtained the approval of 55.24% of the voting power eligible to vote on the amendment to our articles of incorporation.

AMENDMENT TO THE ARTICLES OF INCORPORATION

TO INCREASE AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 975,000,000

Our board of directors and the holders of a majority of the voting power of our shareholders have approved an amendment to our articles of incorporation to increase our authorized shares of Common Stock from 500,000,000 to 975,000,000. The increase in our authorized shares of Common Stock will become effective upon the filing of the amendment to our articles of incorporation with the Secretary of State of the State of Nevada. We will file the amendment to our articles of incorporation to effectuate the increase in our authorized shares of Common Stock (the “Amendment”) approximately (but not less than) 20 days after the definitive information statement is mailed to shareholders.

The form of certificate of amendment to be filed with the Secretary of State of the State of Nevada is set forth as Appendix A to this information statement.

Outstanding Shares and Purpose of the Amendment

Our articles of incorporation currently authorize us to issue a maximum of 500,000,000 shares of Common Stock, par value $0.001 per share. As of the Record Date, we had 466,392,976 shares of Common Stock issued, outstanding and 3,000,000 shares of Series A Preferred Stock issued and outstanding, and 5,000,000 shares of Series B Preferred Stock issued and outstanding.

The board of directors believes that the increase in our authorized Common Stock will enhance our ability to finance the development and operation of our business and will allow for more flexibility regarding additional equity financings and stock based acquisitions.

Effects of the Increase in Authorized Common Stock

Potential uses of the additional authorized shares of Common Stock may include public or private offerings, conversions of convertible securities, issuance of stock or stock options to employees, acquisition transactions and other general corporate purposes. Increasing the authorized number of shares of the Common Stock will give the us greater flexibility and will allow the Company to issue such shares, in most cases, without the expense or delay of seeking stockholder approval. The Company may issue shares of its Common Stock in connection with financing transactions and other corporate purposes which the Board of Directors believes will be in the best interest of the Company’s stockholders. The additional shares of Common Stock will have the same rights as the presently authorized shares, including the right to cast one vote per share of Common Stock. Although the authorization of additional shares will not, in itself, have any effect on the rights of any holder of our Common Stock, the future issuance of additional shares of Common Stock (other than by way of a stock split or dividend) would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing shareholders.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information concerning the number of shares of our Common Stock owned beneficially based on 466,392,976 shares of Common Stock issued and outstanding, 3,000,000 shares of Series A Preferred Stock issued and outstanding and 5,000,000 shares of Series B Preferred Stock issued and outstanding, as of the Record Date by: (i) each of our directors; (ii) each of our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of Common Stock.

Except as otherwise indicated in the notes to the following table, we believe that all shares are beneficially owned, and investment and voting power is held by the persons named as owners.

Name and address	Shares of Common Stock	Percent of Common Stock	Shares of Series A Preferred Stock	Percent of Series A Preferred Stock	Shares of Series B Preferred Stock	Percent of Series B Preferred Stock	Percent of Voting Power (1)

Directors and Officers(2):
Warren Sheppard (3)	67,001,702	15.4%	0	0	5,000,000	100%	55.2%
Vincent Appo	0	0	0	0	0	0	0
All Officers and Directors as a Group (2 persons)	67,001,702	15.4%	0	0	5,000,000	100%	55.2%

5% or Greater Beneficial Owners
More Superannuation Fund (4)	298,503	*	3,000,000	100%	0	0	5.87

* Less than one percent

(1) Calculation of percentage of Percent of Voting Power is based on the following voting rights: (a) each share of Common Stock has the right to cast one (1) vote; (b) each share of Series A Preferred Stock has the right to cast twenty (20) votes and (c) each share of Series B Preferred Stock has the right to cast 100 votes for a total of 1,026,392,976 voting shares.

(2) The address for each of the officers and directors is c/o Kibush Capital Corporation, 7 Sarah Crescent, Templestowe, VIC 3106, Australia.

(3) Mr. Sheppard owns 3,001,702 shares of Common Stock directly and an additional 64,000,000 shares of Common Stock beneficially through Five Arrows Ltd, as the as its sole shareholder. Five Arrows address is Suite 201, Rogers Office Building, Edwin Wallace Ray Drive, George Hill, Anguilla. Mr. Sheppard also directly owns 5,000,000 shares of Series B Preferred Stock.

(4) Mr. Sheppard is co-trustee and co-member of More Superannuation Fund, whose address is 7 Sarah Crescent, Templestowe, VIC 3106, Australia.

DESCRIPTION OF SECURITIES

General

The authorized capital stock of our company consists of 550,000,000 shares of capital stock, consisting of 500,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, 3,000,000 of which have been designated Series A Preferred Stock and 5,000,000 of which have been designated as Series B Preferred Stock. As of the Record Date, there were 466,392,976 shares of Common Stock, 3,000,000 shares of Series A Preferred Stock and 5,000,000 shares of Series B Preferred Stock issued and outstanding.

Series A Preferred Stock

Each share of Series A Preferred Stock is convertible into 10 shares of Common Stock. The outstanding shares of Series A Preferred Stock shall vote together with the shares of Common Stock at 20 votes per share of Series A Preferred Stock. The Series A Preferred Stock ranks (i) senior to any of the shares of Common Stock, and any other class or series of stock of our company which by its terms shall rank junior to the Series A Preferred Stock, and (ii) junior to any other series or class of preferred stock of our company and any other class or series of stock of our company which by its term shall rank senior to the Series A Preferred Stock.

Series B Preferred Stock

Each share of Series B Preferred Stock is convertible into 5 shares of Common Stock. The outstanding shares of Series B Preferred Stock shall vote together with the shares of Common Stock at 100 votes per share of Series B Preferred Stock. The Series B Preferred Stock ranks (i) senior to any of the shares of Common Stock, and any other class or series of stock of our company which by its terms shall rank junior to the Series B Preferred Stock, and (ii) junior to any other series or class of preferred stock of our company and any other class or series of stock of our company which by its term shall rank senior to the Series B Preferred Stock.

Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of Common Stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our shareholders. A vote by the holders of a majority of the outstanding shares is required to effectuate certain fundamental corporate changes, such as liquidation, merger or an amendment to the articles of incorporation. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Holders of the Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Common Stock.

DISSENTER’S RIGHTS

Under the Nevada Revised Statutes, holders of shares of Common Stock are not entitled to dissenters’ rights with respect to any aspect of the Amendment, and we will not independently provide holders with any such right.

INTEREST OF CERTAIN PERSONS IN THE AMENDMENT

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Amendment which is not shared by all other holders of the shares of Common Stock.

AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and in accordance with such Act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

By order of the Board of Directors

January 3, 2017

/s/ Warren Sheppard
Warren Sheppard
Chief Executive Officer

Appendix A

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of Corporation: Kibush Capital Corporation

2. The articles have been amended as follows:

Article IV is hereby amended to read as follows:

Fourth. That the Corporation may issue two classes of capital stock, Common Stock and Preferred Stock. The Corporation is authorized to issue a total of 975 million (975,000,000) shares of Common Stock with a par value of one thousandth of one cent ($0.001) per share and is authorized to issue a total of fifty million (50,000,000) shares of Preferred Stock with a par value of one thousandth of one cent ($0.001) per share. Said shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors. The Board of Directors of the Corporation may establish one or more series of Preferred Stock, fix or alter the rights, preferences. privileges and restrictions granted to or imposed on each series of Preferred Stock and may increase or decrease the number of shares of any series of Preferred Stock.

3. The vote by which the shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 55.24%

4. Effective date of filing: January ___, 2017

5. Signature: /s/ Warren Sheppard, Chief Executive Officer